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Exhibit 3(ii)

                      Resolution of the Board of Directors
                 Adopted at a Meeting of the Board of Directors
                   of Euronet Services Inc. on April 22, 1997

RESOLVED, that the first annual shareholders meeting of the Corporation be held in 1998, at a time and place determined by the Board of Directors at the last meeting of the Board held in 1997. Article II, Section 1 of the By-Laws of the Corporation is hereby amended by the deletion of the reference to "1997" and its replacement by a reference to the year "1998."